Exhibit 10.8

October 31, 2019

FuelCell Energy Finance, LLC

3 Great Pasture Road

Danbury, CT 06810

Attn: Michael Bishop

Phone: (203) 825-6049

Email: mbishop@fce.com

PAYOFF LETTER

Dear Sir or Madam:

Reference is made to that certain Loan Agreement (as amended, restated, supplemented, or otherwise modified, the “Loan Agreement”), dated as of July 30, 2014, by and between NRG Energy, Inc., as Lender, and FuelCell Energy Finance, LLC, as Parent.  Capitalized terms used and not defined herein shall have the meanings given to them in the Loan Agreement.

Pursuant to Section 2.4 of the Loan Agreement, on the date hereof (the “Payoff Date”), the Parent is repaying the outstanding principal, accrued but unpaid interest, fees, costs and other expenses due and owing to the Lender under the Note and its related Loan Documents through the Maturity Date in an aggregate amount equal to $4,116,534 (collectively, the “Payoff Amount”).

Subject to Parent’s acceptance of this letter by execution of a counterpart of this letter in the space provided below, Parent and Lender hereby confirm and agree as follows:

1.

Termination of Loan Agreement. Pursuant to Section 13.11 of the Loan Agreement, effective as of Parent’s payment to Lender of the Payoff Amount, the Obligations are deemed repaid and satisfied in full, and the Loan Agreement is automatically, and without the need for further action, terminated and of no further force and effect.

2.

Release.  Pursuant to Section 2.6 of the Loan Agreement, in connection with the termination of the Loan Agreement, the Lender agrees that, simultaneously with Parent’s payment to Lender of the Payoff Amount, Lender releases all of the Collateral from the liens of the Security Documents. Upon Parent’s payment to Lender of the Payoff Amount, Lender also authorizes Parent to file such termination statements of any existing UCC filings that have been made with respect to the Obligations. The Lender hereby confirms that it has received all reasonable and documented out-of-pocket escrow, closing and recording costs, the reasonable and documented out-of-pocket costs of preparing and delivering such release and any sums then due and payable under the Loan Documents. The Sponsor, Parent and each Co-Borrower are unconditionally released from their respective Obligations under the Loan Documents without further action or documentation.

3.

Miscellaneous.  This letter will be governed by, and shall be construed and interpreted in accordance with, the laws of the state of New York.  This letter may be executed by Lender and Parent in separate counterparts and the executed counterparts may be delivered by electronic means, all of which will be enforceable as an original.

Very truly yours,

NRG Energy, Inc.

As Lender

By:	/s/ Bruce Chung
Name:	Bruce Chung
Title:	SVP

Accepted and agreed to as of the date first written above:

FuelCell Energy Finance, LLC

As Parent

By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial Officer FuelCell Energy, Inc., Sole Member

Cc:

FuelCell Energy Finance, LLC

3 Great Pasture Road

Danbury, CT 06810

Attn: Jennifer D. Arasimowicz

Phone: (203) 825-6049

Email: jrasimowicz@fce.com